EXHIBIT 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”), made this 4th day of May, 2005, by and between MTR Gaming Group, Inc., a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, together with all of its subsidiaries whether now existing or hereafter formed or acquired (collectively, the “Company”), and Edson R. Arneault, One Riverside Drive, New Cumberland, West Virginia (“Executive”).

WHEREAS, the Executive has been employed by the Company in the capacity of President, Chief Executive Officer and Chairman of the Company pursuant to an Employment Agreement between the Company and the Executive dated September    , 2001 (the “Original Employment Agreement”), as amended by that certain First Amendment to Employment Agreement dated as of December 22, 2004 (the “First Amendment”) (collectively, the “Existing Employment Agreement”).

WHEREAS, the Executive and the Company desire to amend the terms of the Existing Employment Agreement to conform to the requirements set forth in Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended by the American Jobs Creation Act of 2004 (“Section 409A”).

WHEREAS, the Executive and the Company desire to amend the terms of the Existing Employment Agreement to correct the erroneous omission of the Commonwealth of Pennsylvania for purposes of the computation of the Adjusted Factor Average.

Now, therefore, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows, effective as of the date set forth above:

1.                                       Recitals; Capitalized Terms.  The recitals as set forth above are hereby incorporated herein by reference as though more fully set forth.  Except to the extent otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Existing Employment Agreement.

2.                                       Conformity with Section 409A.  The Existing Employment Agreement, as amended by this Second Amendment (collectively, the “Employment Agreement”) is intended to meet the requirements of Section 409A, including, but not limited to, Paragraphs (2), (3), and (4) of Section 409A(a).  Notwithstanding any provision of this Employment Agreement to the contrary, to the extent of any conflict between the terms and conditions of this Employment Agreement and the requirements of Section 409A, the requirements of Section 409A shall govern.

3.                                       Annual Bonus.  The last sentence of Section 4(b) of the Original Employment Agreement, as amended and restated by Section 4 of the First Amendment, is hereby replaced with, and superceded by, the following:

“Each Annual Bonus shall be payable to the Executive on May 1st of the calendar year following the calendar year then completed.”

4.                                     Long-Term Performance Bonus – Adjusted Factor Average.  Section 4(c)(iii) of the Original Employment Agreement, as amended and restated in its entirety by Section 5(III) of the First Amendment, is hereby amended to include the acquisition of a racetrack (including a license to build and operate a racetrack) in the Commonwealth of Pennsylvania as an additional event giving rise to a 1.0 addition to the Factor Average for purposes of determining the Adjusted Factor Average.

5.                                     Long-Term Performance Bonus – Time of Payment.  The first sentence of the concluding paragraph of Section 4(c) of the Existing Employment Agreement, as amended and restated by 5(IV) of the First Amendment, is hereby amended and restated in its entirety as follows:

“The Long-Term Performance Bonus determined pursuant to Sections 4(c)(i)-(iv) shall be payable to Executive (subject to the withholding by the Company from such payment of an amount sufficient to satisfy any applicable withholding taxes) as follows: (a) if the Executive is employed by the Company on May 1, 2007, the Long Term Performance Bonus shall be payable to the Executive on May 1, 2007 or (b) if the Executive is not employed by the Company on May 1, 2007, the Long Term Performance Bonus shall be payable upon the later of (i) May 1st of the calendar year following the last calendar year of the Period of Employment or (ii) six months following the Executive’s separation from service.”

The balance of the concluding paragraph of Section 4(c) of the Existing Employment Agreement shall remain unchanged.

6.                                     Deferred Compensation Trust.  Section 4(g) of the Employment Agreement (Deferred Compensation Trust), as re-lettered by the First Amendment, is hereby amended and restated in its entirety as follows:

“In order to facilitate the payment of the Company’s deferred payment obligation, at the time that the Company would otherwise make a payment to Executive but for the Section 162 Maximum, the Company shall deposit an amount of cash equal to the amount which is being deferred into a “rabbi trust” to be known as the Deferred Compensation Trust (the “Trust”) to be established by the Company with an independent corporate trustee acceptable to the Company and Executive. The Trust shall be in substantially the form attached hereto as Exhibit A.  Amounts deferred for periods ending on or before December 31, 2004 pursuant to Section 4(f) and this Section 4(g), and the earnings thereon, shall be paid to the Executive at the earliest time possible without being nondeductible by the Company under Section 162 of the Code.  Amounts deferred for periods ending after December 31, 2004 pursuant to Section 4(f) and this Section 4(g), and the earnings thereon, shall be paid to the Executive six months following the Executive’s separation from service.  It is understood and agreed by the parties that (i) the Trust shall remain subject to the claims of the Company’s general creditors; (ii) any income tax payable with respect to the Trust shall be the sole obligation and responsibility of the Company (and shall not reduce the assets in the Trust so long as the Trust remains a “grantor trust” for federal income tax purposes); and (iii) the establishment of the Trust shall not relieve the Company of its liability to pay amounts due under this Agreement except to the extent that payments are made by the Trust to the Executive or his estate in accordance with the terms of this Agreement and the Trust”.

7.                                       Amendment to Section 4(k) of the Agreement.  The text added by the First Amendment to the end of Section 4(k) of the Original Employment Agreement is hereby amended and restated in its entirety as follows (and, accordingly, Section 4(k) of the Employment Agreement shall contain the following text):

“Until September 1, 2008, Executive shall have the non-transferable right, exercisable by the provision of written notice to the Board of Directors, (a) to purchase the house and real property located at One Riverside Drive, New Cumberland, West Virginia, and/or certain surrounding acreage acquired by the Company in 2004 (as described on Schedule 4(k)), for a purchase price equal to the fair market of such house, real property, and surrounding acreage (as such fair market value is determined pursuant to Section 7(g) of this Employment Agreement) and/or (b) to purchase the furnishings therein for a price equal to the then-depreciated book value.  The purchase shall be consummated as promptly as practicable after provision of the notice, but in any event within six months thereafter.  The purchase rights created hereby shall (i) be subject to compliance with the Company’s Third Amended and Restated Credit Agreement with Wells Fargo Bank, N.A. as agent bank as such agreement may be amended or restated from time to time and (ii) not prevent the Company from selling any of such real or personal property at any time prior to September 1, 2008 and thus shall not be deemed as an encumbrance or defect with respect to the Company’s title to such property.  Upon the consummation of the purchase by Executive contemplated by this Section 4(k), the Company shall be released from the obligations under the first three sentences of this Section 4(k), and such provisions shall be of no further force or effect.”

8.                                       Amendment to Section 5(g) of the Agreement.  Section 5(g) of the Employment Agreement, as amended and restated by the First Amendment, is hereby amended and restated in its entirety as follows:

“Upon the termination of the Executive’s Period of Employment or Period of Relationship pursuant to Section 2 or Section 5 (other than for Cause) hereof, the Executive shall have the right to purchase from the Company for a price equal to the then-depreciated book value (i) the furnishings in the Executive’s office at the Company’s headquarters and/or (ii) any passenger automobiles owned by the Company and generally used by the Executive; provided, however, that Executive’s right pursuant to this Section 5(g) shall not prevent the Company from selling any of such personal property during the Period of Employment and thus shall not be deemed as an encumbrance or defect with respect to the Company’s title to such property.  Further, with respect to any purchases pursuant to this Paragraph 5(g), the Executive shall have forty-five (45) days in which to notify the Company of his intent to exercise such right, with closing to occur within a reasonable time thereafter.  Executive’s rights hereunder shall not be transferable.”

9.                                       Fair Market Determined by an Appraisal.  The following is added to the Employment Agreement as Section 7(g):

“In the event the Executive exercises his right, pursuant to Section 4(k), to purchase the house and real property located at One Riverside Drive, New Cumberland, West Virginia, and/or the surrounding acreage described on Schedule 4(k), the Company shall promptly appoint an appraiser to determine the value of such real property.  If Executive disagrees with the determinations of such appraiser, the Executive may appoint his own appraiser.  In respect to those items upon which the appraisers disagree, they shall together appoint a third appraiser, who shall determine items and shall render a written report of his opinion with respect thereto.  The values contained in such written report shall be used to determine the purchase price of such house and real property, and surrounding acreage.  All appraisal costs shall be paid by the Company.”

10.                               Scope of Amendment.  Except to the extent expressly amended herein, the terms and conditions of the Existing Employment Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

MTR GAMING GROUP, INC.

\s\ Edson R. Arneault	\s\ Donald J. Duffy (5/13/05)
Edson R. Arneault	Donald J. Duffy, Chairman of the Compensation Committee

\s\ LC Greenwood
LC Greenwood, Member of the Compensation Committee